Exhibit 10.61
AMENDMENT NO. 1 TO
DISTRIBUTION AGREEMENT
THIS AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT (this “Amendment”), dated February 25, 2026 (“Effective Date”), is entered into between QT Imaging Holdings, Inc. (“QTIH”), a corporation incorporated under the laws of the State of Delaware, USA, the parent company, and publicly listed and trading under the ticker symbol “QTI, with its principal place of business located at Three Hamilton Landing, Suite 160, Novato, CA 94949 and Gulf Medical Co. (“GMC”), a corporation organized and existing under the laws of Saudi Arabia having its principal place of business at Gulf Medical Building, Ali Bin Abi Talib St. – Sharafiah, P.O. Box 20345, Jeddah 21455, Kingdom of Saudi Arabia, and amends the Distribution Agreement entered into by and between QTIH and GMC on August 21, 2025 (the “Agreement). QTIH and GMC are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, QTIH and Gulf wish to amend the Agreement on the terms set forth in this Amendment.
AMENDMENT
NOW, THEREFORE, in consideration of the foregoing and the promises and conditions of this Amendment, the Parties hereby agree as follows:
1.Scope of Amendment; Entire Agreement. This Amendment hereby amends and revises the Agreement to incorporate the terms and conditions set forth in this Amendment as of the Effective Date. Except as otherwise expressly provided in this Amendment, the Agreement will remain unchanged and in full force and effect according to its original terms. The Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated. The term “Agreement” as used herein and all other instruments and agreements executed thereunder shall for all purposes refer to the Agreement as amended by this Amendment.
2.Definitions. As used in this Amendment, all capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Agreement.
3.Amendments to the Agreement.
(a)    Section 3.1.1a is added as follows:
3.1.1a    So long as GMC maintains exclusivity in the Territory as provided for in Section 2.5, purchase orders on QTIH form that are for Approved Product for Clients within the Territory shall be fulfilled by GMC in the same manner as if these were Approved Product sales on purchase orders submitted to QTIH by GMC.
3.1.1b For any order to be assigned by QTIH to GMC as per this amendment; it is mandatory that QTIH has a valid quote from GMC for each order at the time of assigning the order.
(b)    Section 4.1.1 of the Agreement is amended and restated in its entirety as follows:
Section 4.1.1    All quotations, estimates, invoices and payments for Approved Products that GMC purchases from QTIH shall be in United States Dollars (USD). Except as GMC and QTIH may otherwise mutually agree in writing, provided that GMC maintains a credit limit with QTIH’s credit insurance provider (i.e., currently as of the Effective Date, __) that has been approved in writing by QTIH, GMC shall pay QTIH fifty percent (50%) of the total price of the Release Order upon order placement and fifty percent (50%) within 45 days from the date of shipping of the Approved Products to GMC’s designated location(s), or in any of the agreed upon payment terms. For certain orders as agreed upon by the Parties, GMC shall deliver an irrevocable letter of credit to QTIH to secure payment, with such irrevocable letter of credit for any particular order to be based upon the size of the order. Notwithstanding the forgoing, for sales of Approved Products on purchase orders on QTIH form as provided for in

Section 3.1.1a, the second payment of fifty percent (50%) will be 30 days following customer acceptance if GMC provides secure payment through an irrevocable letter of credit from an acceptable financial institution GMC shall make all payments by electronic wire to QTIH’s designated bank.
(c)    Section 2 of Exhibit A is amended to add the following after the table:
For Approved Products sold on purchase orders on QTIH form as provided for in Section 3.1.1a, the price shall be (i) $60,000 higher than the price set forth above for the QTI Breast Acoustic CT Scanner, plus (ii) 5% of the incremental price (over floor price as charged based upon the above Distributor Price with 1 year warranty) for systems booked higher than the floor price (either by way of price uplift or by configuration enrichment).
4.Miscellaneous Provisions.
(a)    This Amendment may be executed in any number of counterparts, each of which shall be deemed to an original, and such counterparts together shall constitute one instrument.
(b)    This Amendment is intended to be in full compliance with the requirements for an Amendment to the Agreement as required by Section 12.13 of the Agreement, and every defect in fulfilling such requirements for an effective amendment to the Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.
(c)    This Amendment shall be governed by and construed and enforced in accordance with the laws of New York, NY, U.S.A., without giving effect to conflict of law principles. The United Nations Convention on Contracts for the International Sale of Goods 1980, and all international and domestic legislation implementing such Convention, shall not apply to the Amendment. For any avoidance of doubt, the Parties’ compliance with this Amendment is subject to their compliance with applicable law, including United States and Saudi Arabia law, and to the extent that at any time such compliance would violate or potentially violate such laws, the respective Party will be permitted to cease compliance with this Amendment without liability to the other Party or any other third party. Nothing contained herein shall preclude either Party from seeking or obtaining injunctive relief or equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of any claim or controversy hereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

GULF MEDICAL CO.	QT IMAGING HOLDINGS, INC.

By: /s/Mohaned A. Raouf	By: /s/Dr. Raluca Dinu
Name: Mohamed A. Raouf	Name: Dr. Raluca Dinu
Title: Director of New Technologies	Title: Chief Executive Officer

[Signature Page to Amendment No 1 to Distribution Agreement]